AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

This Amended and Restated Principal Underwriting Agreement (hereinafter this "Agreement") is made and entered into as of this 1st day of June, 2006, by and between Allstate Life Insurance Company ("Allstate Life") a life insurance company organized under the laws of the -state of Illinois on its own and on behalf of each separate account of Allstate Life set forth on Schedule A, as such Schedule may be amended from time (each such account herein referred to as the "Account"), and Allstate Distributors, LLC ("Distributors"), a limited liability corporation organized under the laws of the state of Delaware.

WHEREAS, Distributors has acted as the principal underwriter for the variable annuity contracts set forth on Schedule A since the respective effective dates set forth therein;

WHEREAS, the parties desire to formalize such relationship by entering into this Agreement and to provide for the addition of other variable annuity contracts to Schedule A;

WHEREAS, the parties desire to amend and restate any and all previous Principal Underwriting Agreements or arrangements with respect to variable annuity products; and

NOW THEREFORE, in consideration of the mutual promises and covenants exchanged by the parties in this Agreement, the parties hereby amend and restate any and all previous Principal Underwriting Agreements or arrangements in their entirey insofar as they relate to variable annuity products to read as follows. Allstate Life confirms its grant to Distributors of the right to be and Distributors agrees to serve as Principal Underwriter for the sale of such variable annuity contracts during the term of this Agreement and the parties agree as follows:

ARTICLE I.

DISTRIBUTORS DUTIES AND OBLIGATIONS

1.01. Distributors, a broker-dealer registered under the Securities Exchange Act of 1934 (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD"), will serve as principal underwriter and distributor for the variable annuity contracts listed in Schedule A (the "Contracts") which will be issued by Allstate Life.

1.02. Distributors shall be duly registered or licensed or otherwise qualified under the insurance and securities laws of the states in which the Contracts are authorized for sale.

1.03. Distributors proposes to act as principal underwriter on an agency best efforts basis in the marketing and distribution of the Contracts. Distributors will use its best efforts to provide information and marketing assistance and related servicing activity to licensed insurance agents and broker-dealers ("Selling Broker-Dealers") on a continuing basis.

1.04. Distributors shall be responsible for compliance with the requirements of state broker-dealer regulations and the 1934 Act as each applies to Distributors in connection with its duties as distributor of the Contracts. Moreover, Distributors shall conduct its affairs in accordance with the Rules of Fair Practice of the NASD.

1.05. As a principal underwriter, Distributors shall permit the offer and sale of Contracts to the public only by and through persons who are appropriately licensed under the securities laws and who are appointed in writing by Allstate Life to be authorized insurance agents (unless such persons are exempt from such licensing and appointment requirements).

1.06. To the extent that any statements made in applicable registration statements, or any amendment or supplement thereto, are made in reliance upon and in conformity with written information furnished to Allstate Life by Distributors expressly for use therein, such statements will, when they become effective or are filed with the Securities Exchange Commission ("SEC"), as the case may be, conform in all material respects to the requirements of the Securities Act of 1933 (the "1933 Act") and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

1.07. Subject to agreement with Allstate Life, Distributors may enter into selling agreements with broker-dealers which are registered under the 1934 Act and/or authorized by applicable law or exemptions to sell the Contracts. Any such contractual arrangement is expressly made subject to this Agreement, and Distributors will at all times be responsible to Allstate Life for supervision of compliance with federal securities laws regarding distribution of the Contracts.

1.08. Schedule A is hereby amended to add the variable annuity contracts developed in accordance with Schedule 3(iii) of the Administrative Services Agreement by and between Allstate Life and The Prudential Insurance Company of America (the "Revised Products"), such amendments to be effective on the later of (i) the date of approval (or non disapproval) of such amendments by the Illinois Insurance Department and (ii) the effectiveness of the registration statements for the Revised Products (the "Revised Products Effective Date").

1.09. Subject to the terms of this Agreement, commencing on the Revised Products Effective Date, Distributors shall distribute the Revised Products through the entities identified on Schedule B hereof, and such other banks, thrifts, credit unions, or similar financial institutions, directly or indirectly through networking or other similar arrangements with affiliated or unaffiliated broker-dealers that in the future may enter into selling agreements with Allstate Life and Distributors pursuant to this Agreement (the "Financial Institution Channel").

ARTICLE II.

ALLSTATE LIFE'S DUTIES AND OBLIGATIONS

2.01. Allstate Life is validly existing as a stock life insurance company in good standing under the laws of the State of Illinois, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business.

2.02.	Allstate Life represents that

(a)

Registration statements for each of the Contracts identified in Schedule A shall have been filed with the SEC in the form previously delivered to istributors and that copies of any and all amendments thereto will be forwarded to Distributors at the time that they are filed with the SEC;

(b)	Each Account is a duly organized, validly existing separate account,

established by resolution of the Board of Directors of Allstate Life for the purpose of issuing the Contracts; and

(c)	Allstate Life has registered or will register the Account as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act").

2.03. Each registration statement and any further 'Amendments or supplements thereto will, when they became effective, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission under such Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with information furnished in writing to Allstate Life by Distributors expressly for use therein.

2.04. Allstate Life shall be responsible for the licensing and appointing of registered representatives of Selling Broker-Dealers as required by state insurance laws.

ARTICLE III.

RECORDS

3.01. Distributors shall keep, in a manner and form approved by Allstate Life and in accordance with Rules 17a-3 and 17a-4 under the 1934 Act, accurate records and books of account as required to be maintained by a registered broker-dealer, acting as principal underwriter, of all transactions entered into on behalf of Allstate Life with respect to its activities under this Agreement. Distributors shall make such records of account available for inspection by the SEC and Allstate Life shall have the right to inspect, make copies of or take possession of such records and books of account at any time upon demand.

3.02. Subject to applicable SEC or NASD restrictions, Allstate Life will send confirmations of Contract transactions to Contract owners. Allstate Life will make such confirmations and records of transactions available to Distributors upon request. Allstate Life will also maintain Contract owner records on behalf of Distributors to the extent permitted by applicable securities law.

3.03. Distributors and Allstate Life shall keep confidential the records, books of account and other information ("Records") concerning the Contract owners, annuitants, insureds, beneficiaries or any persons who have rights arising out of the Contracts. Distributors or Allstate Life may disclose the Records and such information only if the other has authorized disclosure and if the disclosure is required by applicable law. In the event Distributors or Allstate Life is served with a subpoena, court order or demand from a regulatory organization which mandates disclosure of the Records or such information, such party must notify the other and allow such other party sufficient time to authorize disclosure or to intervene in the judicial proceeding or matter so as to protect its interest.

3.04. For the purpose of determining the other party's compliance with this Agreement, each party to this Agreement shall have reasonable access during normal business hours to any Records which are maintained by the other party.

3.05. Both Allstate Life and Distributors agree to keep all information required by applicable laws, to maintain the books, accounts and records as to clearly and accurately disclose the precise nature and details of the transaction and to assist one another in the timely preparation of any reports required by law.

3.06. Distributors and Allstate Life shall furnish to the other any reports and information which the other may request for the purpose of meeting reporting and recordkeeping requirements under the laws of Illinois or any other state or jurisdiction.

ARTICLE IV.

SALES MATERIALS

4.01. Distributors will utilize the currently effective prospectus relating to the Contracts in connection with its underwriting, marketing and distribution efforts. As to other types of sales material, Distributors hereby agrees and will require Selling Broker-Dealers to agree to use only sales materials which have been authorized for use by Allstate Life, which conform to the requirements of federal and state laws and regulations, and which have been filed where necessary with the appropriate regulatory authorities including the NASD.

4.02. Distributors will not distribute any prospectus, sales literature or any other printed matter or material in the underwriting and distribution of any Contract if, to the knowledge of Distributors, any of the foregoing misstates the duties, obligation or liabilities of Allstate Life or Distributors.

ARTICLE V.

COMPENSATION

5.01. With respect to the Contracts that are sold in the Financial Institution Channel, Allstate Life shall pay to Distributors a distribution fee equal to one percent (1%) of all premiums paid and received after the date hereof with respect to Contracts issued, in force and in good standing. The amounts paid under this provision shall be reduced by the actual cost of printing sales materials, brochures, marketing pieces, and point-of-sale materials (including prospectuses) supplied by Allstate Life as requested by Distributors for use in performing their respective duties with respect to the Agreement unless such costs are paid directly by Allstate Life.

5.02. In addition to amounts payable with respect to the Financial Institution Channel as provided in Section 5.01, but not in duplication of any such amounts, Allstate Life agrees to reimburse Distributors for direct expenses incurred by Distributors on behalf of Allstate Life.

Such direct expenses shall include; but not he limited to, (a) the marketing allowances paid by Distributors with regards to the Contracts under the Wholesaling and Marketing Support Agreement dated June 1, 2006 between Allstate Life, Distributors, Allstate Life Insurance Company of New York, American Skandia Marketing, Inc. and Prudential Insurance Agency, LLC, (b) commissions and trail commissions payable under selling agreements in connection with the Contracts among broker-dealers, Allstate Life and Distributors, (c) the costs of goods and services purchased from outside vendors, (d) travel expenses and (e) state and federal regulatory fees incurred on behalf of Allstate Life.

5.03. Distributors shall present a statement after the end of each quarter showing the amount due with respect to the Financial Institution Channel as provided in Section 5.01, the amount due with respect to marketing allowances as provided in Section 5.02, and the apportionment of other services rendered and the direct expenses incurred in connection therewith. Settlements are due and payable within thirty days.

ARTICLE VI.

UNDERWRITING TERMS

6.01. Distributors makes no representations or warranties regarding the number of Contracts to be sold by Selling Broker-Dealer and the registered representatives of Selling Broker-Dealer. Distributors does, however, represent that it will actively engage in its duties under this Agreement on a continuous basis while there are effective registration statements with the SEC.

6.02. Distributors will use its best efforts to ensure that the Contracts shall be offered for sale by registered broker-dealers and registered representatives (who are duly licensed as insurance agents) on the terms described in the currently effective prospectus describing such Contracts.

6.03. Allstate Life will use its best efforts to assure that the Contracts are continuously registered under the 1933 Act (and under any applicable state "blue sky" laws) and to file for approval under state insurance laws when necessary.

ARTICLE VII.

LEGAL AND REGULATORY ACTIONS

7.01. Allstate Life agrees to advise Distributors immediately of:

(a)	any request by the SEC for amendment of the registration statements or for additional information relating to the Contracts;
(b)	the issuance by the SEC of any stop order suspending the effectiveness of the registration statements relating to the Contracts or the initiation of any proceedings for that purpose; and
(c)

the happening of any known material event which makes untrue any statement made in the registration statements relating to the Contracts or which requires the making of a change therein in order to make any statement made therein not misleading

7.02. Each of the undersigned parties agrees to notify the other in writing upon being apprised of the institution of any proceeding, investigation or hearing involving the offer or sale of the subject Contracts.

7.03. During any legal action or inquiry, Allstate Life will furnish to Distributors such information with respect to the Contracts in such form and signed by such of its officers as Distributors may reasonably request and will warrant that the statements therein contained when so signed are true and correct.

7.04. If changes in insurance laws or regulations could reasonably be expected to affect the sales and administration of Contracts under this Agreement, Allstate Life shall notify Distributors within a reasonable time after Allstate Life receives notice of those changes. Such notice shall be in writing except, if circumstances so require, the notice may be communicated by telephone or facsimile and confirmed in writing.

ARTICLE VIII,

TERMINATION

8.01. This Agreement shall terminate at either party's option, without penalty:

(a)	without cause, on not less than 180 days' prior written notice to the other party;
(b)	upon the mutual written consent of the parties;
(c)	upon written notice of one party to the other in the event of bankruptcy or insolvency of the party to which notice is given;
(d)

upon the suspension or revocation of any material license or permit held by a party by the appropriate governmental agency or authority; however, such termination it extend only to the jurisdiction(s) where the party is prohibited from doing business; or

(e)	upon the finding by any regulatory body in a formal proceeding of material wrongdoing by a party regarding its duties under this Agreement.

8.02. If either party breaches this Agreement or is in default in the performance of any of its duties and obligations hereunder (the "Defaulting Party"), the non-defaulting party may give written notice thereof to the Defaulting Party, and if such breach or default is not remedied within 60 days after such written notice is given, then the non-defaulting party may terminate this Agreement by giving 30 days' prior written notice of such termination to the Defaulting Party.

8.03. The parties agree to cooperate and give reasonable assistance to one another n effecting anorderly transition following termination.

ARTICLE IX.

INDEMNIIIICATION

9.01	Allstate Life agrees to indemnify Distributors for any liability that it may incur to a Contract owner or party-in-interest under a Contract:

(a)	arising out of any act or omission in the course of or in connection with rendering services under this Agreement; or
(b)

arising out of the purchase, retention or surrender of a contract; provided, however that Allstate Life will not indemnify Distributors for any such liability that results from the willful misfeasance, bad faith or gross negligence of Distributors or from the reckless disregard by Distributors of its duties and obligations arising under this Agreement.

ARTICLE X.

GENERAL PROVISIONS

10.01 This Agreement shall be subject to the laws of the State of Illinois.

10.02 This Agreement, along with any schedules attached hereto and incorporated herein by reference, may be amended from time to time by mutual agreement and consent of the under signed parties.

10.03 In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the undersigned parties have caused ibis Agreement to be duly executed, to be effective as of June 1, 2006 and retroactively effective as to particular Contracts as of the respective dates set forth on Schedule A.

Allstate Life Insurance Company

By:
Samuel H. Pilch	Date

Group Vice President and Controller

Allstate Distributors, LLC

By:
Karen C. Gardner	Date

Vice President

Schedule A - CW

Separate Account	Effective Date	Contract(s)	Form #(s)
Allstate Financial Advisors Separate Account 1	10/14/02	Allstate Advisor CW	PA l25 (Group Certificate) PA I 26 (Contract)
Allstate Financial Advisors Separate Account 1	10/14/02	Allstate Advisor Plus CW	PA l27 (Group Certificate) PA l28 (Contract)
Allstate Financial Advisors Separate Account 1	10/A4/02	Allstate Advisor Preferred CW	PA 129 (Group Certificate) PA130 (Contract)
Allstate Financial Advisors Separate Account 1	7/15/03	Allstate Advisor "Sun Trust"	PA l25 (Group Certificate) PA l26 (Contract)
Allstate Financial Advisors Separate Account 1	7/15/03	Allstate Advisor Preferred "Sun Trust"	PA l29 (Group Certificate) PA130 (Contract)
Allstate Financial Advisors Separate Account 1	4/16/99	Putnam Allstate Advisor CW	LU4429(Group Certificate) LU4428 (Contract)
Allstate Financial Advisors Separate Account 1	8/31/99	Putnam Allstate Advisor Apex CW	LU4457(Group Certificate) LU4458 (Contract)
Allstate Financial Advisors Separate Account 1	2/3/00	Putnam Allstate Advisor Plus CW	PA32 (Contract) PA33 (Group Certificate)
Allstate Financial Advisors Separate Account 1	4/28/00	Putnam Allstate Advisor Preferred CW	PA41 (Group Certificate) PA42 (Contract)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess B Series	A-BLX/IND (3/07)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess L Series	A-BLX/IND (3/07)
Allstate Financial Advisors Separate Account 1	7/30/07	Allstate RetirementAccess X Series	A-BLX/IND (3/07)

SCHEDULE B

ABN AMR() Bank

Amcore Bank

Associated Bank

Astoria Federal Savings

Bainbridge Securities

Banco Popular

Bancorp South Bank

Bank Financial

Bank of America

Bank of the West

Bank United

BankNorth

Charter One Bank/ Citizens Bank

Chase/Bank One

Citibank

Colonial Bank

Comerica Bank

Commerce Bank

Commercial Federal Bank

Community Invest. Services

Compass Bank

Conservative Financial Svcs. Inc.

Duerr Ins. Agency

Essex National Securities Inc.

Fifth Third Bank

Financial Partners Credit Union

First Bank

First Indiana Ins. Svc.

First Merit Bank

First Midwest Bank

First Niagara Bank

First Tennessee Bank

Fisery Investment Svcs, Inc.

Frost Bank

Fulton Financial

Glencrest Ins. Svcs.

Guaranty Bank

Hancock Investment Svcs. Inc.

Harris Trust & Savings Bank

HSBC Bank

Huntington National Bank

Investment One

Investment Professionals Inc.

LaSalle Bank

Lockheed Credit Union

M&T Bank

Mutual Federal Savings Bank

NatCity Bank

Northfork (GreenPoint Bank)

Penn Security Bank & Trust

People's Bank

PNC Bank

Signature Bank

Sky Bank

SunTrust Bank

TCF Bank

UMB Bank

Union Bank of California

Union Planters Bank

US Bank

Vystar Credit Union

Webster Bank

Wells Fargo 'Rank

Wilmington Trust

World Savings Bank/Atlas

XCU Capital Corp.

CUNA Brokerage Svcs. Inc.

CUSO Financial Svcs LP

Financial Network Inv. Corp

IFMG Securities Inc.

Primevest Financial Svcs. Inc.

Uvest Financial Svcs. Inc